EXHIBIT 99.1

FINANCIAL CONTACT:

Michael J. Casey

Chief Financial Officer

MAPICS, Inc.

678/319-8359

mike.casey@mapics.com

MAPICS Reports EPS Loss of $0.07 (GAAP) and $0.06 (Adjusted)

for Second Quarter of Fiscal 2003; Revenue Up;

Frontstep Integration on Schedule

ATLANTA—(May 12, 2003) MAPICS, Inc. (Nasdaq/NM:MAPX) today reported a GAAP net loss for its second fiscal quarter ended March 31, 2003, of $1.5 million, or $0.07 per share (diluted), compared with GAAP net income of $0.3 million, or $0.02 per share (diluted), for the same period in fiscal 2002. Total revenue for the second quarter increased to $38.1 million versus $33.2 million a year ago. Results include the contribution from the Frontstep business for the period from February 18, 2003, the date the acquisition closed, through March 31, 2003. Frontstep integration-related costs in the quarter were $3.8 million, of which $3.5 million has been included in the cost of the acquisition and recorded in the preliminary purchase price allocation.

The Company also reported an adjusted loss for the second quarter of $1.3 million, or $0.06 per share (diluted), compared with adjusted net income of $2.6 million, or $0.13 per share (diluted), in the year-earlier period. The Company is providing adjusted earnings and adjusted earnings per share as additional information regarding the Company’s operating results. Adjusted earnings represent income before restructuring and acquisition charges, net of income taxes. The Company believes that this presentation of adjusted earnings and adjusted earnings per share provides useful information to investors to help identify financial and business trends relating to the Company’s results of operations.

“The economic climate during the second quarter presented challenges for our market,” remarked Dick Cook, president and chief executive officer. “While manufacturers remain cautious over the uncertainty in the economy and are hesitant to commit capital in the current environment, the acquisition of Frontstep provides us with an expanded customer base and sales force and a greater opportunity for increased revenue. Including the Frontstep business since February 18, license revenue increased to $10.3 million in the quarter, up 22% from $8.5 million in the first quarter, and total revenue increased to $38.1 million, up 23% from $31.1 million in the first quarter. We signed license contracts for $8.5 million during the quarter, up from $7.8 million in the first quarter. With MAPICS as the implemented solution in now more than 10,000 customer sites, we expect additional contracts to come our way as these manufacturers make investments in their systems.

“We are pleased to report that the integration of Frontstep is on schedule,” Cook added. “The speed at which we combine the companies is a key factor in the success of this acquisition. We are focused on operational synergies, having reduced our combined headcount to just under 900 at the end of the quarter compared to 1,100 when we announced the acquisition. We anticipate additional reductions over the remainder of the year as part of our plan. We are also making significant progress on combining our operational facilities and vacating unneeded office space. We continue to expect that the Frontstep acquisition will be accretive to earnings by the first fiscal quarter of 2004 and believe we can achieve further progress in earnings over the remainder of the 2004 fiscal year.”

As part of its purchase price allocation review, the Company noted that Frontstep had written off or provided additional reserves of $4.4 million of its accounts receivable as of February 18, 2003. MAPICS has subsequently identified an additional $1.4 million that it believes should have been reserved for as of February 18, 2003, which is considered in the preliminary purchase price allocation. The Company is in the process of determining whether a portion of these adjustments should have been recorded by Frontstep in their prior periods. Until such determination is made, the Company will not be able to file pro forma financial information as required.

“Our balance sheet remains strong,” said Cook. “Net accounts receivable at the end of the quarter was $34.4 million. In addition, we reduced the debt related to the Frontstep acquisition by $2.7 million and ended the quarter with $25.9 million in cash and equivalents. In spite of the current state of the market and costs associated with the acquisition and integration of Frontstep, we generated $7.0 million in cash from our operating activities. Our financial position provides us with the strength to support our strategic goals for growth.”

About MAPICS

MAPICS is the largest global solutions provider focused exclusively on manufacturing. Building on more than 25 years of industry experience and proven success, MAPICS helps manufacturers be world class by gaining market share, operating at peak efficiency, and exceeding customer expectations. MAPICS solutions include software—extended ERP, CRM, and supply chain management—and professional services. The solutions are implemented on the two industry-leading technology platforms—Microsoft and IBM.

Headquartered in Atlanta, MAPICS has implemented solutions in more than 10,000 customer sites in more than 70 countries. For more information, visit www.mapics.com.

The live broadcast of MAPICS’ quarterly conference call will be available online at www.mapics.com or www.companyboardroom.com on May 12, 2003, beginning at 9:00 a.m. (Eastern Daylight Time). The online replay will be available at approximately 12:00 p.m. (Eastern Daylight Time) and continue for 30 days.

MAPICS is a trademark of MAPICS, Inc.

Other brand and product names may be trademarks of their respective owners.

Editor’s Note: The correct usage of the MAPICS name is all capitals.

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical fact, including those regarding forecasted revenues, accretion, earnings, restructuring costs, cash flow and liquidity and the future prospects of combined business, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “remain,” “opportunity,” “expect,” “continue,” “anticipate,” “making,” “provides,” “will,” “goals,” “growth” and similar expressions are intended to identify such forward-looking statements. Many factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements made by or on behalf of the Company including, without limitation, the size and timing of license transactions, the ability of the Company to accurately forecast revenue, the effect of fluctuations in the economy including the effects of any outbreak of hostilities, the effect of economic conditions on the spending patterns of the Company’s customers, the ability to maintain adequate cash flow, the ability to successfully integrate acquisitions, the ability to maintain a satisfactory credit facility, the impact of competitive products and services, our relationship with our Affiliates and suppliers, the ability to improve sales, the ability to manage costs and expenses, the availability of qualified resources, the ability to develop and enhance products, and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company undertakes no obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.

MAPICS, Inc. and Subsidiaries

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Total revenue	$38,083	$33,207

Adjusted earnings (loss)(a)	$(1,312)	$2,577
Adjusted earnings per common share(a) (diluted)	$(0.06)	$0.13
Weighted average common shares (diluted)	20,435	20,540

Net income (loss)	$(1,463)	$330
Net income (loss) per common share (basic)	$(0.07)	$0.02
Weighted average common shares (basic)	20,435	18,363

Net income (loss) per common share (diluted)	$(0.07)	$0.02
Weighted average common shares (diluted)	20,435	20,540

	Six Months Ended March 31,
	2003	2002
Total revenue	$69,135	$66,500

Adjusted earnings(a)	$104	$4,436
Adjusted earnings per common share(a) (diluted)	$—	$0.22
Weighted average common shares (diluted)	21,439	20,445

Net income (loss)	$(47)	$2,189
Net income (loss) per common share (basic)	$—	$0.12
Weighted average common shares (basic)	19,400	18,337

Net income per common share (diluted)	$—	$0.11
Weighted average common shares (diluted)	19,400	20,445

(a)	Adjusted earnings is income before income tax expense (benefit) excluding restructuring costs and acquisition costs, net of income taxes.

MAPICS, Inc. and Subsidiaries

Adjusted Earnings Reconciliation

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2003	2002	2003	2002
Income (loss) before income tax expense	$(2,326)	$484	$(78)	$3,506
Add Back:
Restructuring costs	250	4,707	250	4,707
Acquisition costs	—	(1,000)	—	(1,000)

Adjusted earnings (loss) before income tax expense (benefit)	(2,076)	4,191	172	7,213
Income tax expense (benefit)	(764)	1,614	68	2,777
Effective Tax Rate	36.8%	38.5%	39.5%	38.5%

Adjusted earnings (loss)	$(1,312)	$2,577	$104	$4,436

Adjusted earnings (loss) per common shares (diluted)	$(0.06)	$0.13	$—	$0.22

Weighted average common shares (diluted)	20,435	20,540	21,439	20,445

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Revenue:
License	$10,318	$9,879	$18,788	$21,552
Services	27,765	23,328	50,347	44,948

Total revenue	38,083	33,207	69,135	66,500

Operating expenses:
Cost of license revenue	4,552	3,372	8,199	7,394
Cost of services revenue	11,758	8,568	19,815	17,185
Selling and marketing	13,238	8,379	23,688	16,688
Product development	4,734	4,395	8,310	9,270
General and administrative	5,773	4,085	8,877	8,166
Restructuring and acquisition costs	250	3,707	250	3,707

Total operating expenses	40,305	32,506	69,139	62,410

Income (loss) from operations	(2,222)	701	(4)	4,090
Interest income (expense), net	(104)	(217)	(74)	(584)

Income (loss) before income tax expense (benefit)	(2,326)	484	(78)	3,506
Income tax expense (benefit)	(863)	154	(31)	1,317

Net income (loss)	$(1,463)	$330	$(47)	$2,189

Net income (loss) per common share—BASIC	$(0.07)	$0.02	$—	$0.12

Weighted average number of common shares outstanding	20,435	18,363	19,400	18,337

Net income (loss) per common share—DILUTED	$(0.07)	$0.02	$—	$0.11

Weighted average number of common shares and common equivalent shares outstanding	20,435	20,540	19,400	20,445

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	September 30,
	2003	2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,932	$23,661
Accounts receivable, net	34,407	25,428
Deferred royalties and commissions	16,335	16,403
Other current assets, net	10,957	6,727

Total current assets	87,631	72,219
Property and equipment, net	7,323	3,596
Computer software costs, net	27,853	16,739
Other intangible assets, net	60,617	7,056
Other non-current assets, net	5,291	8,500

Total assets	$188,715	$108,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$42,652	$28,425
Current portion of debt	6,500	—
Restructuring reserve, current	4,972	1,300
Deferred license revenue	17,138	18,893
Deferred services revenue	55,740	40,969

Total current liabilities	127,002	89,587
Long term debt	12,500	—
Restructuring reserve, non-current	2,145	2,298
Other non-current liabilities	1,117	1,265

Total liabilities	142,764	93,150
Total shareholders’ equity	45,951	14,960

Total liabilities and shareholders’ equity	$188,715	$108,110

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(1,463)	$331
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation	671	566
Amortization	2,220	1,830
Provision for bad debts	1,281	525
Deferred income taxes	(1,617)	(179)
Settlement of acquisition related escrow	—	(1,000)
Other non-cash items, net	278	134
Changes in operating assets and liabilities:
Accounts receivable	4,472	1,981
Deferred royalties & commissions	1,745	(9)
Other assets, current & non-current	1,186	549
Restructuring reserve, current & non-current	146	3,899
Deferred license revenue	(1,809)	(1,457)
Deferred services revenue	547	2,424
Other liabilities, current & non-current	(623)	749

Net cash provided by operating activities	7,034	10,343

Cash flows from investing activities:
Purchases of property and equipment	(863)	(322)
Additions to computer software costs	(1,176)	(1,706)
Purchases of computer software	—	(53)
Acquisition related costs	(2,024)	—

Net cash used for investing activities	(4,063)	(2,081)

Cash flows from financing activities:
Proceeds from long-term debt and revolving credit facility	21,700	—
Principal repayments of long-term debt and revolving credit facility	(22,757)	(2,796)
Payment of debt issuance costs	(690)	—
Other financing activities, net	80	53

Net cash used for financing activities	(1,667)	(2,743)

Net increase in cash and cash equivalents	1,304	5,519
Cash and cash equivalents at beginning of period	24,628	19,452

Cash and cash equivalents at end of period	$25,932	$24,971

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(47)	$2,190
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,214	1,181
Amortization	3,972	3,678
Provision for bad debts	1,447	1,097
Deferred income taxes	(1,474)	1,098
Settlement of acquisition related escrow	—	(1,000)
Other non-cash items, net	397	281
Changes in operating assets and liabilities:
Accounts receivable	7,764	8,580
Deferred royalties & commissions	2,433	1,466
Other assets, current & non-current	1,366	510
Restructuring reserve, current & non-current	(26)	3,899
Deferred license revenue	(1,755)	(5,510)
Deferred services revenue	(3,456)	1,216
Other liabilities, current & non-current	(2,250)	(1,524)

Net cash provided by operating activities	9,585	17,162

Cash flows from investing activities:
Purchases of property and equipment	(1,192)	(537)
Additions to computer software costs	(1,981)	(2,330)
Purchases of computer software	—	(102)
Acquisitions, net of cash acquired	(2,677)	—

Net cash used for investing activities	(5,850)	(2,969)

Cash flows from financing activities:
Proceeds from long-term debt and revolving credit facility	21,700	—
Principal repayments of long-term debt and revolving credit facility	(22,757)	(7,476)
Payment of debt issuance costs	(690)	(96)
Other financing activities, net	283	273

Net cash used for provided by financing activities	(1,464)	(7,299)
Net increase decrease in cash and cash equivalents	2,271	6,894
Cash and cash equivalents at beginning of period	23,661	18,077

Cash and cash equivalents at end of period	$25,932	$24,971